NeuroMetrix Reports Q3 2021 Financial Results

WOBURN, Mass., October 21, 2021 (Globe NewsWire) -- NeuroMetrix, Inc. (Nasdaq: NURO) today reported financial and business highlights for the quarter ended September 30, 2021. The Company is a leader in proprietary non-invasive medical devices for the diagnosis and treatment of pain and neurological disorders.

Highlights:

•Revenue of $2.1 million was up slightly from Q3 2020. Gross margin on revenue was $1.4 million, a 70.0% gross margin rate. This was a decrease of 3.6 percentage points from $1.5 million, a 73.6% gross margin rate, in Q3 2020. The margin rate contraction reflected cost increases for component parts.

•The DPNCheck® Medicare Advantage business continued to be the primary contributor to revenue during the quarter. Subsequent to the end of the quarter, Susan Bell, RN was appointed as SVP, Population Health & Value Based Care and will lead the Company's Medicare Advantage and value based health care business.

•Operating expenses increased $0.4 million over Q3 2020 reflecting regulatory activities and personal costs.

•Net loss for the quarter was $0.7 million in comparison to a net loss of $0.3 million in Q3 2020.

•In July the Company’s Quell® technology received Breakthrough Device Designation from the U.S. Food and Drug Administration (FDA) for the treatment of fibromyalgia symptoms in adults. Subsequent to the end of the quarter, a De Novo request was filed. The Company indicated that a successful and timely review process could result in commercial launch of Quell® for fibromyalgia in the second half of 2022.

•The Company joined the Center to Stream Healthcare in Place (C2SHIP) as an industry partner. Quell was cited by C2SHIP as being well suited to its mission for the in-place management of chronic pain, remote monitoring, and personalization of pain management.

•The Company utilized its at-the-market (ATM) facility to raise $15.8 million in net proceeds from the sale of common stock. It ended the quarter with $23.2 million cash on the balance sheet.

"We continued to successfully execute on our core initiatives this past quarter. We saw further adoption of DPNCheck testing within Medicare Advantage plans and are pleased that Sue Bell has joined the Company to lead and accelerate this effort," said Shai N. Gozani, M.D., Ph.D., President and Chief Executive Officer of NeuroMetrix. “Submission of the De Novo request was an important milestone in our effort to make Quell technology available as a prescription treatment for people living with fibromyalgia and we look forward to working with the FDA during their review process.”

Financials:

Q3 2021 revenue of $2.1 million exceeded revenue of Q3 2020 by $28 thousand. The gross margin rate of 70.0% in Q3 2021 declined from 73.6% in Q3 2020 due to cost increases to secure electronic parts essential to the Company’s products. Operating expenses of $2.1 million increased from $1.8 million in Q3 2020. The increase was attributable to regulatory costs, higher R&D parts costs, sales & marketing staffing, and non-cash stock compensation expenses.

The Q3 2021 net loss of $687 thousand, or $0.12 per share, exceeded the net loss in Q3 2020 of $257 thousand, or $0.07 per share by $430 thousand.

Company to Host Live Conference Call and Webcast

NeuroMetrix will host a conference call at 8:00 a.m. Eastern today, October 21, 2021. The call may be accessed in the United States at 844-787-0799, international at 661-378-9630 using confirmation code 7683407. A replay will be available starting two hours after the call at 855-859-2056 United States and 404-537-3406 international using confirmation code 7683407. It will remain available for one week. The call will also be webcast and accessible at www.NeuroMetrix.com under "Investor Relations".

About NeuroMetrix

NeuroMetrix is an innovation-driven company focused on the development and global commercialization of non-invasive medical devices for the diagnosis and treatment of pain and neurological disorders.  The Company has three commercial products.  DPNCheck® is a diagnostic device that provides rapid, point-of-care detection of peripheral neuropathies. ADVANCE® is a diagnostic device that provides automated, in-office nerve conduction studies for the evaluation of focal neuropathies.  Quell® is a wearable neurostimulation device indicated for treatment of lower extremity chronic pain.  For more information, visit www.NeuroMetrix.com.

Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s or management’s expectations regarding the business, as well as events that could have a meaningful impact on the company’s revenues and cash resources. While the company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, the effects of the COVID-19 pandemic on all aspects of the Company’s business, estimates of future performance, and the ability to successfully develop, receive regulatory clearance, commercialize and achieve market acceptance for any products. There can be no assurance that future developments will be those that the company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Source: NeuroMetrix, Inc.

Thomas T. Higgins
SVP and Chief Financial Officer
781-314-2761
neurometrix.ir@neurometrix.com

NeuroMetrix, Inc.
Statements of Operations
(Unaudited)

	Quarters Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Revenues	$2,064,359	$2,036,228	$6,433,330	$5,568,243

Cost of revenues	619,833	537,614	1,754,343	1,652,890

Gross profit	1,444,526	1,498,614	4,678,987	3,915,353

Operating expenses:
Research and development	724,556	652,671	1,599,358	1,846,569
Sales and marketing	442,230	340,927	1,105,548	1,144,389
General and administrative	965,711	762,903	3,254,210	2,693,146

Total operating expenses	2,132,497	1,756,501	5,959,116	5,684,104

Loss from operations	(687,971)	(257,887)	(1,280,129)	(1,768,751)

Other income	882	774	1,673	2,323

Net loss	$(687,089)	$(257,113)	$(1,278,456)	$(1,766,428)

NeuroMetrix, Inc.
Condensed Balance Sheets
(Unaudited)

	September 30, 2021	December 31, 2020

Cash and cash equivalents	$23,213,537	$5,226,213
Other current assets	2,346,853	1,863,653
Noncurrent assets	733,279	904,709
Total assets	$26,293,669	$7,994,575

Current liabilities	$1,736,489	$2,285,390
Lease Obligation, net of current portion	329,169	461,410
Stockholders’ equity	24,228,011	5,247,775
Total liabilities and stockholders’ equity	$26,293,669	$7,994,575

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